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                                                                    EXHIBIT 4.6




[NBD LOGO]

                                                  CREDIT AUTHORIZATION AGREEMENT

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NBD BANK (the "Bank"), whose address is 611 Woodward Avenue, Detroit, Michigan
48226-3947, has approved the credit facilities listed below (collectively, the "Credit Facilities," and, individually, as designated below) to: PERCEPTRON, INC. (the "Borrower"), whose address is 47827 Halyard Drive, Plymouth, Michigan 48170, subject to the terms and conditions set forth in this agreement.

         1.0      CREDIT FACILITIES.

         1.1 UNCOMMITTED CREDIT AUTHORIZATIONS. The Bank has approved the uncommitted credit authorizations listed below (collectively, the "Credit Authorizations," and, individually, as designated below) subject to the terms and conditions of this agreement and the Bank's continuing satisfaction with the Borrower's financial status. Disbursements under the Credit Authorizations are solely at the Bank's discretion. Any disbursement on one or more occasions shall not commit the Bank to make any subsequent disbursement.

                  A. FACILITY A. The Bank has approved an uncommitted Credit Authorization to the Borrower in the principal sum not to exceed $3,500,000.00 in the aggregate at any one time outstanding ("Facility A"). Credit under Facility A shall be in the form of disbursements evidenced by credits to the Borrower's account and shall be repayable as set forth in a Master Demand Note executed concurrently (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section I as the "Notes"). The proceeds of Facility A shall be used for the following purpose: working capital. Facility A shall expire on May 31, 1999 unless earlier withdrawn.

                  B. FACILITY B (PURCHASE MONEY TERM LOANS). The Bank has approved an uncommitted credit authorization to the Borrower in the principal sum not to exceed $500,000.00 in the aggregate at any one time outstanding ("Facility B"). Facility B shall be in the form of loans evidenced by the Borrower's notes on the Bank's form (referred to in this agreement both singularly and together with any other promissory notes referenced in this Section 1 as the "Notes"), the proceeds of which shall be used to purchase the following equipment and vehicles. Interest on each loan shall accrue at a rate to be agreed upon by the Bank and the Borrower at the time the loan is made. The maturity of each note shall not exceed 36 months from the note date. Notwithstanding the aggregate amount of Facility B stated above, the original principal amount of each loan shall not exceed the lesser of 80% of the cost of the equipment and vehicles purchased with loan proceeds or $500,000.00. Facility B shall expire on May 31, 1999 unless earlier withdrawn.

         2.0      CONDITIONS PRECEDENT.

         2.1 CONDITIONS PRECEDENT TO INITIAL EXTENSION OF CREDIT. Before the first extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the Borrower shall deliver to the Bank, in form and substance satisfactory to the Bank:

                  A. LOAN DOCUMENTS. The Notes, and if applicable, the letter of credit applications, the security agreement, financing statements, mortgage, guaranties, subordination agreements and any other loan documents which the Bank may reasonably require to give effect to the transactions contemplated by this agreement;

                  B. EVIDENCE OF DUE ORGANIZATION AND GOOD STANDING. Evidence satisfactory to the Bank of the due organization and good standing of the Borrower and every other business entity that is a party to this agreement or any other loan document required by this agreement; and



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                  C.     EVIDENCE OF AUTHORITY TO ENTER INTO LOAN DOCUMENTS.
                         Evidence satisfactory to the Bank that (i) each party to this agreement or any other loan document required by this agreement is authorized to enter into the transactions contemplated by this agreement and the other loan documents, and (ii) the person signing on behalf of each such party is authorized to do so.

         2.2 CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT. Before any extension of credit under this agreement, whether by disbursement of a loan, issuance of a letter of credit, or otherwise, the following conditions shall have been satisfied:

                  A. REPRESENTATIONS. The representations contained in this agreement shall be true on and as of the date of the extension of credit;

                  B. NO EVENT OF ACCELERATION. No event of acceleration shall have occurred and be continuing or would result from the extension of credit;

                  C. CONTINUED SATISFACTION. The Bank shall have remained satisfied with the Borrower's managerial and financial status;

                  D. ADDITIONAL APPROVALS, OPINIONS, AND DOCUMENTS. The Bank shall have received such other approvals, opinions and documents as it may reasonably request.

         3.0      FEES AND EXPENSES.

         3.1 OUT-OF POCKET EXPENSES. The Borrower shall reimburse the Bank for its out-of-pocket expenses and reasonable attorney's fees (including the fees of in-house counsel) allocated to the Credit Facilities.

         4.0      SECURITY.

         4.1 ADDITIONAL COLLATERAL/SETOFF. To further secure payment of the borrowings under the Credit Facilities and all of the Borrower's other liabilities to the Bank, the Borrower grants to the Bank a continuing security interest in: (i) all securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity), and (ii) all balances of deposit accounts of the Borrower with the Bank. The Bank shall have the right at any time to apply its own debt or liability to the Borrower, or to any other party liable for payment of the Credit Facilities, in whole or partial payment of such borrowings or other present or future liabilities, without any requirement of mutual maturity.

         4.2 CROSS LIEN. Any of the Borrower's other property in which the Bank has a security interest to secure payment of any other debt, whether absolute, contingent, direct or indirect, including the Borrower's guaranties of the debts of others, shall also secure payment of and be part of the Collateral for the Credit Facilities.

         5.0 AFFIRMATIVE COVENANTS. So long as any debt remains outstanding under the Credit Facilities, the Borrower, and each of its subsidiaries, if any, shall:

         5.1 INSURANCE. Maintain insurance with financially sound and reputable insurers covering its properties and business against those casualties and contingencies and in the types and amounts as shall be in accordance with sound business and industry practices.

         5.2 EXISTENCE. Maintain its existence and business operations as presently in effect in accordance with all applicable laws and regulations, pay its debts and obligations when due under normal terms, and pay on or before their due date, all taxes, assessments, fees and other governmental monetary obligations, except as they may be contested in good faith if they have been properly reflected on its

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                  books and, at the Bank's request, adequate funds or security has been pledged to insure payment.

         5.3 FINANCIAL RECORDS. Maintain proper books and records of account, in accordance with generally accepted accounting principles where applicable, and consistent with financial statements previously submitted to the Bank. The Bank retains the right to inspect the Collateral and business records related to it at such times and at such intervals as the Bank may reasonably require.

         5.4      NOTICE. Give prompt notice to the Bank of the occurrence of
                  (i) any Event of Acceleration, and (ii) any other development, financial or otherwise, which would affect the Borrower's business, properties or affairs in a materially adverse manner.

         5.5 FINANCIAL REPORTS. Furnish to the Bank whatever information, books and records the Bank may reasonably request, including at a minimum: If the Borrower has subsidiaries, all financial statements required will be provided on a consolidated and on a separate basis.

                  A. Within 60 days after each Quarterly period, a Securities and Exchange Commission Form 10-Q including a balance sheet as of the end of that period and statements of income, cash flows, and retained earnings from the beginning of that fiscal year to the end of that period, certified as correct by one of its authorized agents.

                  B. Within 90 days after, and as of the end of, each of its fiscal years, a Securities and Exchange Commission Form 10-K including a balance sheet and statements of income, retained earnings, and cash flows certified by an independent certified public accountant of recognized standing.

                  C. Within 120 days after, and as of the end of, each of its fiscal years, a detailed audit including a balance sheet and statements of income, retained earnings, and cash flows certified by an independent certified public accountant of recognized standing.

         6.0      NEGATIVE COVENANTS.

         6.1 DEFINITIONS. As used in this agreement, the following terms have the following respective meanings:

                  A. "Subordinated Debt" means debt subordinated to the Bank in manner and by agreement satisfactory to the Bank.

                  B. "Tangible Net Worth" means total assets less intangible assets, total liabilities, and all sums owing from stockholders, members, or partners, as the case may be, and from officers, managers, and directors. Intangible assets include goodwill, patents, copyrights, mailing lists, catalogs, trademarks, bond discount and underwriting expenses, organization expenses, and all other intangibles.

         6.2 Unless otherwise noted, the financial requirements set forth in this section shall be computed in accordance with generally accepted accounting principles applied on a basis consistent with financial statements previously submitted by the Borrower to the Bank.

         6.3 Without the written consent of the Bank. so long as any debt remains outstanding under the Credit Facilities, the Borrower shall not: (where appropriate, covenants shall apply on a consolidated basis)

                  A. LIENS. Create or permit to exist any lien on any of its property, real or personal, except: existing liens known to the Bank; liens to the Bank; liens incurred in the ordinary course of business securing current nondelinquent liabilities for taxes, worker's compensation, unemployment insurance, social security and pension liabilities; and liens for taxes being

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                           contested in good faith.

                  B. USE OF PROCEEDS. Use, or permit any proceeds of the Credit Facilities to be used, directly or indirectly, for the purpose of "purchasing or carrying any margin stock" within the meaning of Federal Reserve Board Regulation U. At the Bank's request, the Borrower shall furnish to the Bank a completed Federal Reserve Board Form U-1.

         7.0      REPRESENTATIONS BY BORROWER. Each Borrower represents that:
                  (a) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose do not violate any law, conflict with any agreement by which the Borrower is bound, or require the consent or approval of any governmental authority or any third party; (b) this agreement and the Notes are valid and binding agreements, enforceable according to their terms; and (c) all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, if other than a natural person, further represents that: (a) it is duly organized, existing and in good standing under the laws of the jurisdiction under which it was organized; and (b) the execution and delivery of this agreement and the Notes and the performance of the obligations they impose (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body, and (iii) do not contravene the terms of its articles of incorporation or organization, its bylaws, or any partnership, operating or other agreement governing its affairs.

         8.0      ACCELERATION.

         8.1 EVENTS OF ACCELERATION. If any of the following events occur, the Credit Facilities shall terminate and all borrowings under them shall be due immediately, without notice, at the Bank's option, whether or not the Bank has made demand.

                  A. The Borrower or any guarantor of any of the Credit Facilities or the Notes ("Guarantor") fails to pay when due any amount payable under the Credit Facilities or under any agreement or instrument evidencing debt for borrowed money;
                  B. The Borrower or any Guarantor (a) fails to observe or perform any other term of this agreement or the Notes; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than borrowings under the Credit Facilities) such that the creditor declares the debt due before its maturity;
                  C. There is a default under the terms of any loan agreement, mortgage, security agreement or any other document executed as part of the Credit Facilities, or any guaranty of the borrowings under the Credit Facilities becomes unenforceable in whole or in part, or any Guarantor fails to promptly perform under its guaranty;
                  D. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower;
                  E.       The Borrower or any Guarantor becomes insolvent or
                           unable to pay its debts as they become due;
                  F.       The Borrower or any Guarantor (a) makes an assignment
                           for the benefit of creditors; (b) consents to the appointment of a custodian, receiver or trustee for it or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation or similar laws of any jurisdiction;
                  G. A custodian, receiver or trustee is appointed for the Borrower or any Guarantor or for a

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                           substantial part of its assets without its consent
                           and is not removed within 60 days after the appointment;
                  H. Proceedings are commenced against the Borrower or any Guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and those proceedings remain undismissed for 60 days after commencement; or the Borrower or Guarantor consents to the commencement of such proceedings;
                  I. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy or garnishment is issued against any property of the Borrower or any Guarantors which is not satisfactorily discharged within 60 days after such judgement is entered;
                  J.       The Borrower or any Guarantor dies;
                  K. The Borrower or any Guarantor, without the Bank's written consent: (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases, or otherwise acquires a material part of the assets of any other corporation or business entity, except in the ordinary course of business, or (e) agrees to do any of the foregoing (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower, so long as the Borrower is the survivor);
                  L. The loan-to-value ratio of any pledged securities at any time exceeds N/A%, and such excess continues for five (5) days after notice from the Bank to the Borrower;
                  M. There is a substantial change in the existing or prospective financial condition of the Borrower or any Guarantor which the Bank in good faith determines to be materially adverse; or
                  N.       The Bank in good faith shall deem itself insecure.

         8.2 REMEDIES. If the borrowings under the Credit Facilities are not paid at maturity, whether by demand, acceleration, or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of the Credit Facilities, including, without limitation, reasonable attorney's fees and court costs (whether attributable to the Bank's in-house or outside counsel). These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

         9.0      MISCELLANEOUS.

         9.1 Notice from one party to another relating to this agreement shall be deemed effective if made in writing (including telecommunications) and delivered to the recipient's address, telex number or fax number set forth under its name below by any of the following means: (a) hand delivery, (b) registered or certified mail, postage prepaid, with return receipt requested, (c) first class or express mail, postage prepaid,
                  (d) Federal Express, or like overnight courier service, or (e) fax, telex or other wire transmission with request for assurance of receipt in a manner typical with respect to communication of that type. Notice made in accordance with this section shall be deemed delivered upon receipt if delivered by hand or wire transmission, three (3) business days after mailing if mailed by first class, registered or certified mail, or one business day after mailing or deposit with an overnight courier service if delivered by express mail or overnight courier.

         9.2 No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise

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                  of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

         9.3 This agreement, the Notes, and any related loan documents embody the entire agreement and understanding between the Borrower and the Bank and supersede all prior agreements and understandings relating to their subject matter. If any one or more of the obligations of the Borrower under this agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired, and such validity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this agreement or the Notes in any other jurisdiction.

         9.4 The Borrower, if more than one, shall be jointly and severally liable.

         9.5 This agreement is delivered in the State of Michigan and governed by Michigan law. This agreement is binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns.

         9.6 Section headings are for convenience of reference only and shall not affect the interpretation of this agreement.

         10.0 WAIVER OF JURY TRIAL. The Bank and the Borrower knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established by them. This provision may only be modified in a written instrument executed by the Bank and the Borrower.


Executed by the parties on:     6/30/98    .
                           ----------------

NBD BANK                                         BORROWER: PERCEPTRON, INC.

By: /s/ DONNA M. BORIS                           By:/s/ JOHN G. ZIMMERMAN
    ---------------------------------------         ----------------------------
    Donna M. Boris, Vice President                  John G. Zimmerman, Vice
                                                    President

                                                 By: /s/ PAUL J. TRIPODI
                                                    ----------------------------
                                                     Paul J. Tripodi, Controller

ADDRESS FOR NOTICES:                             ADDRESS FOR NOTICES:

     38601 Twelve Mile Road                          47827 Halyard Drive
     Farmington Hills, Michigan  48331               Plymouth, Michigan  48170

Fax/Telex No.  248-488-0634                      Fax/Telex No.
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                                                                   Approved by:

                                                         ---------------------
                                                         OCR#         Initials
                                                         ---------------------
                                                         8810         DMB
                                                         ---------------------
                                                         ---------------------
                                                         Primary OCR #: 8810
                                                         ---------------------



[LOGO NBD]     MASTER DEMAND BUSINESS LOAN NOTE (LIBOR-BASED INTEREST RATE)

--------------------------------------------------------------------------------
Due on Demand                                             $3,500,000.00

No.                                                       Date       6/30/98
   ---------------                                            ------------------

PROMISE TO PAY. For value received, the undersigned (the "Borrower") promises to pay ON DEMAND to NBD BANK (the "Bank"), or order, at any office of the Bank in the State of Michigan, the sum of THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($3,500,00.00), or such lesser sum as is indicated on Bank records, plus interest as provided below.

DEFINITIONS.

As used in this note, the following terms have the following respective meanings.

         "APPLICABLE MARGIN" means with respect to any Floating Rate Loan 0.00% per annum and with respect to any Eurodollar Loan 2.00% per annum.

         "BUSINESS DAY" means a day other than a Saturday or Sunday, or other day that commercial banks in Detroit, Michigan are authorized or required to close under the laws of the State of Michigan and, with respect to any Eurodollar Loan, on which dealings in United States dollar deposits are carried out in the London interbank market.

         "CREDIT AGREEMENT" is defined in the paragraph entitled "CREDIT AGREEMENT" below.

         "CREDIT FACILITY" is defined in the paragraph entitled "MASTER DEMAND NOTE" below.

         "EURODOLLAR LOAN" means any Loan under the Credit Facility when and to the extent that its interest rate is determined by reference to the Eurodollar Rate.

         "EURODOLLAR RATE" means, with respect to any Eurodollar Loan and the related Interest Period, the per annum rate that is equal to the sum of:

         (A)  the Applicable Margin, plus

         (B) the rate obtained by dividing (i) the per annum rate of interest at which deposits in United States dollars for the Interest Period and in an aggregate amount comparable to the amount of the Loan are offered to the First National Bank of Chicago by other prime banks in the London interbank market, at approximately 11:00 a.m. London time on the second Business Day prior to the first day of the Interest Period by (ii) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency) for determining the maximum reserve requirement with respect to Eurocurrency funding required to be maintained by a Federal Reserve System member bank;

         all as conclusively determined by the Bank, such sum to be rounded up, if necessary, to the nearest one-hundredth of one percent (1/100 of 1%).

         "FLOATING RATE" means the per annum rate of interest equal to the sum of the rate announced by the Bank as its "prime rate" in effect from time to time, which is not necessarily the lowest rate charged by the Bank to any of its customers, plus the Applicable Margin. Any change in the Bank's "prime rate" shall immediately change the Floating Rate.

         "FLOATING RATE LOAN" means any Loan under the Credit Facility when and to the extent that its interest rate is determined by reference to the Floating Rate.

         "INTEREST PERIOD" means, with respect to any Eurodollar Loan, a period of one, two, or three months agreed upon by the Borrower and the Bank, commencing on the Business Day the Loan is made. If the Interest Period would end on a day which is not a Business Day, the Interest Period shall end on the next succeeding Business Day unless that Business Day would fall in the next calendar month, in which case the Interest Period shall end on the immediately preceding Business Day.

         "LOAN" and "LOANS" are defined in the paragraph entitled "MASTER DEMAND NOTE" below.

         "LOAN DOCUMENTS" means this note, the Credit Agreement, and any other documents executed in connection with the Credit Facility.

MASTER DEMAND NOTE. The Bank has authorized a discretionary credit facility (THE "CREDIT FACILITY") to the Borrower in a principal amount not to exceed the face amount of this note. The Credit Facility is in the form of loans (EACH, A "LOAN", AND, TOGETHER, THE "LOANS") made from time to time by the Bank to the Borrower at the Bank's sole discretion. This note evidences the Borrower's obligation to repay those Loans. The Bank shall, in the ordinary course of business, make notations in its records of the date, amount, interest rate and Interest Period of each Loan, the amount of each payment on the Loans, and other information. Such records shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of and interest rate or rates applicable to the Loans. The aggregate principal amount of debt evidenced by this note shall be the amount reflected from time to time in the records of the Bank but shall not exceed the face amount of this note. The Borrower acknowledges and agrees that no provision of this note and no course of dealing by the Bank shall commit the Bank to make Loans to the Borrower and that

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



notwithstanding any provision of this note or any other instrument or document, all Loans evidenced by this note are due and payable on demand, which may be made by the Bank at any time, whether or not any event of acceleration then exists.

CREDIT AGREEMENT. This note evidences a debt under the terms of a Credit Authorization Agreement between the Bank and the Borrower dated concurrently, and any amendments (the "CREDIT AGREEMENT").

INTEREST RATES. Each Loan under the Credit Facility may be outstanding as either a Floating Rate Loan or a Eurodollar Loan. The Borrower shall pay interest to the Bank on the outstanding and unpaid principal amount of each Floating Rate Loan at the Prime Rate and each Eurodollar Loan at the Eurodollar Rate. Interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days. In no event shall the interest rate applicable to any Loan exceed the maximum rate allowed by law. Any interest payment which would for any reason be deemed unlawful under applicable law shall be applied to principal.

NOTICE AND MANNER OF BORROWING. The Borrower shall give the Bank written notice (effective upon receipt ) of any Loan under the Credit Facility no later than 11:00 A.M. Detroit time, one (1) Business Day before each Floating Rate Loan and three (3) Business Days before each Eurodollar Loan specifying: (A) the date of the Loan, (B) the amount of the Loan, (C) the type of Loan (Floating Rate Loan or Eurodollar Loan), and (D) in the case of a Eurodollar Loan, the duration of the applicable Interest Period. Each Eurodollar Loan shall be in a minimum amount of $1,000,000.00. All notices under this paragraph are irrevocable. By the Bank's close of business on the date of the Loan and upon fulfillment of the conditions set forth in the Credit Agreement, the Bank shall make the Loan available to the Borrower in immediately available funds by crediting the amount of the Loan to the Borrower's account with the Bank.

CONVERSION AND RENEWALS. The borrower may elect from time to time to convert one type of Loan into another or to renew any Loan by giving the Bank written notice no later than 11:00 A.M. Detroit time one (1) Business Day before conversion into a Floating Rate Loan and three (3) Business Days before conversion into or renewal of a Eurodollar Loan, specifying: (A) the renewal or conversion date,
(B) the amount of the Loan to be converted or renewed, (C) in the case of conversion, the type of Loan to be converted into (Floating Rate Loan or Eurodollar Loan), and (D) in the case of renewals of or conversion into a Eurodollar Loan, the applicable Interest Period, provided that (i) the minimum principal amount of each Eurodollar Loan outstanding after a renewal or conversion shall be $1,000,000.00 and (ii) a Eurodollar Loan can only be converted on the last day of the Interest Period for the Loan. All notices given under this paragraph are irrevocable. If the Borrower fails to give the Bank the notice specified above for the renewal or conversion of a Eurodollar Loan by 11:00 a.m. Detroit time three (3) Business Days before the end of the Interest Period for that Loan, the Loan shall automatically be converted to a Floating Rate Loan on the last day of the Interest Period for the Loan.

INTEREST PAYMENTS.  Interest on the Loans shall be paid as follows:

         (A) For each Floating Rate Loan, on the 30th day of each month beginning with the first full month following disbursement of the Loan and at the maturity or conversion of the Loan;

         (B) For each Eurodollar Loan, on the last day of the Interest Period for the Loan and, if the Interest Period is longer than three months, at three-month intervals beginning with the day three months from the date the Loan is disbursed.

OVERDUE AMOUNTS. Any principal amount not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a per annum rate equal to:

         (A) For each Floating Rate Loan a rate equal to the Floating Rate plus three percent (3%).

         (B) For each Eurodollar Loan, a rate equal to the Eurodollar Rate plus three percent (3%) from the time of default in payment of principal until the end of the then current Interest Period for the Loan and after that at a rate equal to the Floating Rate plus three percent (3%).

LATE FEE. If any payment is not received by the Bank within fifteen days after its due date, the Bank may assess and the Borrower agrees to pay a late fee equal to lesser of five percent of the past due amount or $350.

PREPAYMENT. The Borrower may prepay all or any part of any Floating Rate Loan at any time without premium or penalty. The Borrower may prepay any Eurodollar Loan only at the end of an Interest Period.

FUNDING LOSS INDEMNIFICATION. Upon the Bank's request, the Borrower shall pay the Bank amounts sufficient (in the Bank's reasonable opinion) to compensate it for any loss, cost, or expense incurred as a result of:

         (A) Any payment of a Eurodollar Loan on a date other than the last day of the Interest Period for the Loan, including, without limitation, acceleration of the Loans by the Bank pursuant to this note or the Loan Documents; or

         (B) Any failure by the Borrower to borrow or renew a Eurodollar Loan on the date specified in the relevant notice from the Borrower to the Bank.

ADDITIONAL COSTS. If any applicable domestic or foreign law, treaty, government rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall (A) affect the basis of taxation of payments to the Bank of any amounts payable by the Borrower under this note or the Loan Documents (other than taxes imposed on the overall net income of the Bank by the jurisdiction or by any political subdivision or taxing authority of the jurisdiction in which the Bank has its principal office), or (B) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (C) impose any other condition with respect to this note or the Loan Documents and the result of any of the foregoing is to increase the cost to the Bank of maintaining any Eurodollar Loan or to reduce the amount of any sum receivable by the Bank on such a Loan, or (D) affect the amount of capital required or expected to be maintained by the Bank (or any corporation controlling the Bank) and the Bank determines that the amount of such capital is increased by or based upon the existence of the Bank's obligations under this note or the Loan Documents and the increase has the effect of reducing the rate of return on the Bank's (or its controlling corporation's) capital as a consequence of the obligations under this note or the Loan Documents to a level below that which the Bank (or its controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then the Borrower shall pay to the Bank, from time to time, upon request by the Bank, additional amounts sufficient to compensate the Bank for the increased cost or reduced sum receivable. Whenever the Bank shall learn of circumstances described in this section which are likely to result in additional costs to the Borrower, the Bank shall give prompt written notice to Borrower of the basis for and the estimated amount of any such anticipated additional costs. A statement as to the amount of the increased cost or reduced sum receivable, prepared in good faith and in reasonable detail by the Bank and submitted by the Bank to the Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

ILLEGALITY. If any applicable domestic or foreign law, treaty, rule or regulation now or later in effect (whether or not it now applies to the Bank) or the interpretation or administration thereof by a governmental authority charged with such interpretation or administration, or compliance by the

Bank with any guideline, request or directive of such an authority (whether or not having the force of law), shall make it unlawful or impossible for the Bank to maintain or fund the Eurodollar Loans, then, upon notice to the Borrower by the Bank, the outstanding principal amount of the Eurodollar Loans, together with accrued interest and any other amounts payable to the Bank under this note or the Loan Documents on account of the Eurodollar Loans shall be repaid (A) immediately upon the Bank's demand if such change or compliance with such requests, in the Bank's judgment, requires immediate repayment, or (B) at the expiration of the last Interest Period to expire before the effective date of any such change or request provided, however, that subject to the terms and conditions of this note and the Loan Documents the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any Eurodollar Loan repaid in accordance with this section with a Floating Rate Loan in the same amount.

INABILITY TO DETERMINE INTEREST RATE. If the Bank determines that (A) quotations of interest rates for the relevant deposits referred to in the definition of Eurodollar Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the interest rate on a Eurodollar Loan as provided in this note, or (B) the relevant interest rates referred to in the definition of Eurodollar Rate do not accurately cover the cost to the Bank of making or maintaining Eurodollar Loans, then the Bank shall forthwith give notice of such circumstances to the Borrower, whereupon (1) the obligation of the Bank to make Eurodollar Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to the suspension no longer exists, and (2) the Borrower shall repay in full the then outstanding principal amount of each Eurodollar Loan, together with accrued interest, on the last day of the then current Interest Period applicable to the Loan, provided, however, that, subject to the terms and conditions of this note and the Loan Documents, the Borrower shall be entitled to simultaneously replace the entire outstanding balance of any Eurodollar Loan repaid in accordance with this section with a Floating Rate Loan in the same amount.

OBLIGATION DUE ON NON-BUSINESS DAY. Whenever any payment under this note becomes due and payable on a day that is not a Business Day, if no event of acceleration has occurred and is continuing, the maturity of the payment shall be extended to the next succeeding Business Day, except, in the case of a Eurodollar Loan, if the result of the extension would be to extend the payment into another calender month, the payment must be made on the immediately preceding Business Day.

SECURITY. To secure the payment of this note and any other present or future liability of the Borrower, whether several, joint, or joint and several, the Borrower pledges and grants to the Bank a continuing security interest in the following described property and all of its additions, substitutions, increments, proceeds and products, whether now owned or later acquired ("Collateral"):

1. All securities and other property of the Borrower in the custody, possession or control of the Bank (other than property held by the Bank solely in a fiduciary capacity);
2. All property or securities declared or acknowledged to constitute security for any past, present or future liability of the Borrower to the Bank;
3.       All balances of deposit accounts of the Borrower with the Bank.

BANK'S RIGHT TO SETOFF. The Bank shall have the right at any time to apply its own debt or liability to the Borrower or to any other party liable on this note in whole or partial payment of this note or other present or future liabilities, without any requirement of mutual maturity.

REPRESENTATIONS BY BORROWER. Each Borrower represents: (a) that the execution and delivery of this note and the performance of the obligations it imposes do not violate any law, conflict with any agreement by which it is bound, or require the consent or approval of any governmental authority or any third party; (b) that this note is a valid and binding agreement, enforceable according to its terms; and (c) that all balance sheets, profit and loss statements, and other financial statements furnished to the Bank are accurate and fairly reflect the financial condition of the organizations and persons to which they apply on their effective dates, including contingent liabilities of every type, which financial condition has not changed materially and adversely since those dates. Each Borrower, other than a natural person, further represents: (a) that it is duly organized, existing and in good standing pursuant to the laws under which it is organized; and (b) that the execution and delivery of this note and the performance of the obligations it imposes (i) are within its powers and have been duly authorized by all necessary action of its governing body; and (ii) do not contravene the terms of its articles of incorporation or organization, its by laws, or any partnership, operating or other agreement governing its affairs.

EVENTS OF DEFAULT/ACCELERATION. If any of the following events occurs, this note shall be due immediately without notice at the Bank's option whether or not the Bank has made demand.

1. The Borrower or any guarantor of this note ("Guarantor") fails to pay when due any amount payable under this note or under any agreement or instrument evidencing debt for borrowed money;
2. The Borrower or any Guarantor (a) fails to observe or perform any other term of this note; (b) makes any materially incorrect or misleading representation, warranty, or certificate to the Bank; (c) makes any materially incorrect or misleading representation in any financial statement or other information delivered to the Bank; or (d) defaults under the terms of any agreement or instrument relating to any debt for borrowed money (other than the debt evidenced by this note) such that the creditor declares the debt due before its maturity;
3. There is a default under the terms of any loan agreement, mortgage, security agreement, or any other document executed as part of the loan evidenced by this note, or any guaranty of the loan evidenced by this note becomes unenforceable in whole or in part, or any Guarantor fails to promptly perform under its guaranty;
4. A "reportable event" (as defined in the Employee Retirement Income Security Act of 1974 as amended) occurs that would permit the Pension Benefit Guaranty Corporation to terminate any employee benefit plan of the Borrower or any affiliate of the Borrower;
5. The Borrower or any Guarantor becomes insolvent or unable to pay its debts as they become due;
6. The Borrower or any Guarantor (a) makes an assignment for the benefit of creditors; (b) consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets; or (c) commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction;
7. A custodian, receiver, or trustee is appointed for the Borrower or any Guarantor or for a substantial part of its assets without the consent of the party against which the appointment is made and is not removed within 60 days after such appointment;
8. Proceedings are commenced against the Borrower or any guarantor under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and such proceedings remain undismissed for 60 days after commencement; or the Borrower or Guarantor consents to the commencement of such proceedings;
9. Any judgment is entered against the Borrower or any Guarantor, or any attachment, levy, or garnishment is issued against any property of the Borrower or any Guarantors which is not satisfactorily discharged within 60 days after such judgment is entered;
10.      The Borrower or any Guarantor dies;
11. The Borrower or any Guarantor, without the Bank's written consent: (a) is dissolved, (b) merges or consolidates with any third party, (c) leases, sells or otherwise conveys a material part of its assets or business outside the ordinary course of business, (d) leases, purchases or otherwise acquires a material part of the assets of any other corporation or business entity except in the ordinary course of business; or (e) agrees to do any of the foregoing (notwithstanding the foregoing, any subsidiary may merge or consolidate with any other subsidiary, or with the Borrower so long as the Borrower is the survivor);
12. The loan-to-value ratio of any pledged securities at any time exceeds N/A%, and such excess continues for five (5) days after notice from the Bank to the Borrower;

13. There is a substantial change in the existing or prospective financial condition of the Borrower or any Guarantor which the Bank in good faith determines to be materially adverse;
14.      The Bank in good faith deems itself insecure.

REMEDIES. If this note is not paid at maturity, whether by acceleration or otherwise, the Bank shall have all of the rights and remedies provided by any law or agreement. Any requirement of reasonable notice shall be met if the Bank sends the notice to the Borrower at least seven (7) days prior to the date of sale, disposition or other event giving rise to the required notice. The Bank is authorized to cause all or any part of the Collateral to be transferred to or registered in its name or in the name of any other person, firm or corporation, with or without designation of the capacity of such nominee. The Borrower shall be liable for any deficiency remaining after disposition of any Collateral. The Borrower is liable to the Bank for all reasonable costs and expenses of every kind incurred in the making or collection of this note, including, without limitation, reasonable attorneys' fees and court costs. These costs and expenses shall include, without limitation, any costs or expenses incurred by the Bank in any bankruptcy, reorganization, insolvency or other similar proceeding.

WAIVER. Each endorser and any other party liable on this note severally waives demand, presentment, notice of dishonor and protest, and consents to any extension or postponement of time of its payment without limit as to the number or period, to any substitution, exchange or release of all or part of the Collateral, to the addition of any party, and to the release or discharge of, or suspension of any rights and remedies against, any person who may be liable for the payment of this note. No delay on the part of the Bank in the exercise of any right or remedy shall operate as a waiver. No single or partial exercise by the Bank of any right or remedy shall preclude any other future exercise of it or the exercise of any other right or remedy. No waiver or indulgence by the Bank of any default shall be effective unless in writing and signed by the Bank, nor shall a waiver on one occasion be construed as a bar to or waiver of that right on any future occasion.

MISCELLANEOUS. The Borrower, if more than one, shall be jointly and severally liable, and the term "Borrower" shall mean any one or more of them. This note shall be binding on the Borrower and its successors, and shall inure to the benefit of the Bank, its successors and assigns. Any reference to the Bank shall include any holder of this note. This note is delivered in the State of Michigan and governed by Michigan law. Section headings are for convenience of reference only and shall not affect the interpretation of this note.

WAIVER OF JURY TRIAL. The Bank and the Borrower knowingly and voluntarily waive any right either of them have to a trial by jury in any proceeding (whether sounding in contract or tort) which is in any way connected with this or any related agreement, or the relationship established under them. This provision may only be modified in a written instrument executed by the Bank and the Borrower.





Address:                                       Borrower:  Perceptron, Inc.

47827 Halyard Drive
Plymouth, Michigan, 48170
T.I.N. 38-2381442

                                               By: /s/ JOHN G. ZIMMERMAN
                                                   -----------------------------
                                                   John G. Zimmerman, Vice
                                                   President





                                               By:  /s/ PAUL J. TRIPODI
                                                    ----------------------------
                                                    Paul J. Tripodi, Controller

                              DEMAND NOTE AGREEMENT

               (Fixed or Floating Rate, Canadian or U.S. Dollars)

Date:      6/30         , 1998
     -------------------

In consideration of First Chicago NBD Bank, Canada (the "Bank") providing the Borrowers with a demand loan facility (the "Loan Facility") in the principal amount of up to U.S. 1,000,000.00, ONE MILLION dollars, in lawful currency of the United States of America (or its equivalent in Canadian funds), the Borrowers agree (and each of them, if more than one, jointly and severally agrees) with the Bank as follows:

1. The Borrowers promises to pay to the Bank on demand in accordance with the terms and conditions required by the Bank from time to time at our office all amounts outstanding under the Loan Facility, including principal, which is the aggregate of all advances made, together with interest thereon at the rate of:

         ____0___%         per annum above the rates announced from time to time
                           by the Bank as its "Canadian Prime Rate" in the case of Canadian Dollar advances or its "U.S. Prime Rate" in the case of U.S. Dollar advances (the "Note Rate") and at the rate of ____3______% per annum above the Note Rate after maturity, whether by acceleration or otherwise, or such rate or rates as may be agreed to or confirmed in writing by the Bank from time to time.

         Interest shall be calculated monthly in arrears, both before and after maturity, default and judgement, on the daily balance outstanding based on the actual number of days elapsed, divided by 365, in the case of a Canadian Dollar advances, or by 360, in the case of a U.S. Dollar advances, with interest on overdue interest at the same rate as on the principal, and shall be payable on the last day of each month.

         Any change in the Canadian Prime Rate or U.S. Prime Rate will be effective on the date such change is established without notice by the Bank to the Borrower. On the date hereof, Canadian Prime Rate is 6.50% per annum and U.S. Prime Rate is 8.50% per annum.

2. The Borrower authorizes the Bank, but the Bank is not obliged, from time to time to debit the account or accounts maintained by the Borrower with the Bank from time to time (collectively, the "Account") with the amount of interest accrued and unpaid by the Borrower and any other fees or charges of any kind.

3. Provided that the Bank has not demanded payment of any amount outstanding under the Loan Facility, or has not terminated this agreement, the Borrower may borrow, repay and reborrow up to the amount available under the Loan Facility at any time and from time to time in the following manner:

         a. The Borrower will advise and direct the Bank as to the individual amounts the Borrower wishes to borrow, repay or reborrow under the Loan Facility

                                       OR

         b. The Borrower authorizes the Bank, daily or otherwise as and when determined by the Bank from time to time, to ascertain the position or net position (as the case may be) between the Borrower and the Bank in respect of the Account and that

                  (i) if such position is a credit in favour of the Borrower, the Bank will apply the amount of such credit or any part thereof, rounded to the nearest integral amount established by the Bank from time to time, as a repayment of the Loan Facility, and the Bank will debit the Account with the amount of such repayment, and

                  (ii) if such position or net position is a debit in favour of the Bank, the Bank will make an advance under the Loan Facility of such amount, rounded to the nearest integral amount established by the Bank from time to time, as is required to place the Account in such credit or net credit position as has been agreed between the Borrower and the Bank from time to time.

                  provided that at no time shall the balance owing exceed the amount of the Loan Facility.

4. The Bank shall maintain on the books of its unit of account, accounts and records evidencing the outstanding principal amount of the loan of the Bank to the Borrower under the Loan Facility together with an interest in respect thereof. The Bank shall maintain a record of the amount of the balance, each advance, and each payment of principal and interest on account of the loan. The Bank's accounts and records constitute in the absence of manifest error prima facie evidence of the indebtedness of the Borrower to the Bank under the Loan Facility.

5. Where a statement of account for the Account is to be rendered by the Bank, it is agreed that:

         a. the Borrower will verify the correctness and completeness of each statement of account received from the Bank.

         b. if a statement of account and relevant vouchers are not received on or before the 10th day after the end of the cycle agreed on for their preparation, the Borrower shall notify the Bank in writing not later than 5 days thereafter.

         c. the Borrower shall within 30 days and not thereafter following the end of the cycle agreed on for the statement of account preparation, notify the Bank in writing, at the branch of account for the Account, of any alleged omissions from or inaccurate entries in the Account as so stated.

         d. at the end of the said 30 days, the statement of account for the Account as kept by the Bank shall be conclusive evidence without any further proof that, provided that this shall not apply with respect to any credits to the Account made in error, any alleged errors of which the Bank has been so notified or any payments made on forged or unauthorized endorsements, the Account contains all credits that should be contained therein and no debits that should not be contained therein and all entries therein are correct and, subject to the above exception, the Bank shall be free from all claims in respect of the Account.

6. The Borrower acknowledges that the terms of this agreement are in addition to and not in substitution for any terms and conditions of any other agreements between the Borrower and the Bank.

7. This agreement is delivered in Toronto, Ontario and is governed by the laws of the Province of Ontario.

Address:                                        Borrower:

47827 Halyard Drive                             Perceptron, Inc.
Plymouth, Michigan  48170

                                                By: /s/ John G. Zimmerman
                                                   -----------------------------
                                                (Authorized Signature)


                                                By: /s/ Paul J. Tripodi
                                                   -----------------------------
                                                (Authorized Signature)


                                                Perceptron Canada Inc.


                                                By: /s/ John G. Zimmerman
                                                   -----------------------------
                                                (Authorized Signature)

 FIRST CHICAGO
 NBD BANK,
 CANADA


  [LOGO]    611 Woodward Avenue, MS 8094
            Detroit, Michigan  48226
            Telephone:  (313) 225-4161
            Fax:  (313) 225-1689

  R. Ross Mathews
  Vice President




  June 24, 1998

  Mr. John G. Zimmerman
  Perceptron Inc.
  47827 Halyard Drive
  Plymouth, MI  48170

  Dear John:

     I am pleased to inform you that First Chicago NBD Bank, Canada (the "Bank") has approved the renewal of the $1,000,000 working capital authorization for Perceptron Inc. and Perceptron, Canada (the "Borrowers") subject to the Bank's continuing satisfaction with the Borrowers' managerial and financial status. Disbursements under the facilities are solely at the Bank's discretion. Any disbursement on one or more occasion shall not commit the Bank to make any subsequent disbursement.

     The terms and conditions for the facilities are as follows:

     BORROWERS:                  Perceptron Inc. and Perceptron Canada Inc.

     FACULTY: $1,000,000 (or Canadian dollar equivalent) demand, discretionary authorization for working capital purposes.

     EXPIRY:                     May 31, 1999.

     REPAYMENT
     OF PRINCIPAL:               On Demand.

     PRICING: CAD Loans: First Chicago NBD Bank, Canada Prime, floating. USD Loans: First Chicago NBD Bank, Canada U.S. Prime Rate, floating.

     PRINCIPAL                   1. Cross defaulted to all Bank and/or NBD Bank
     COVENANTS:                     debt of the Borrowers.
                                 2. Negative lien on Borrowers' assets.

     INFORMATION                 1. Within 60 days of Borrowers' fiscal
     REQUIREMENTS:                  quarters, a financial
                                    statement of Borrowers' balance sheet and income statement.

FIRST CHICAGO
NBD BANK,
CANADA

[LOGO]





                                    2. Within 90 days of Borrowers' fiscal year
                                       end, an audited financial statement of
                                       Borrowers' balance sheet and income
                                       statement, prepared by an independent
                                       CPA.

  GENERAL
  INDEMNITY:                        The Borrowers will reimburse the Bank for
                                    any additional costs or reduction of income arising as a result of the imposition of or increase in taxes (other than on the net income of the Bank) on amounts paid by the Borrowers to the Bank, an imposition of or increase in reserve requirements, or the imposition of any other condition affecting the Credit Facilities by any Government, Governmental agency or body, tribunal or regulatory authority.

  ENUREMENT:                        This agreement shall be binding upon and
                                    enure to the benefit of the Bank and the Borrowers and their respective successors and permitted assigns.

  If the above terms and conditions are acceptable to you, as they are to the Bank, please sign and return the enclosed acknowledgment copy of this letter as well as the new note at your earliest convenience.

  Sincerely,                                     Acknowledged by:
  FIRST CHICAGO NBD BANK, CANADA                 PERCEPTRON INC.


  /s/ R. Ross Mathews                            By:  /s/ John G. Zimmerman
  -------------------------------                   ----------------------------
  R. Ross Mathews
  Vice President                                 Its: Vice President and Chief
                                                      Financial Officer
                                                      --------------------------

                                                 PERCEPTRON CANADA INC.


                                                 By:  /s/ John G. Zimmerman
                                                      --------------------------

                                                 Its: Vice President and Chief
                                                      Financial Officer
                                                      --------------------------